Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-150634, 333-142780, 333-134903, 333-126989, 333-117451 and 333-183226) pertaining to the Employee Stock Purchase Plan, 2008 Equity Incentive Plan, Stock Option Plan and Directors’ Stock Option Plan of StarTek, Inc. of our report dated August 10, 2015, with respect to the consolidated financial statements of Accent Marketing Services, LLC as of and for the years ended December 31, 2014, 2013, and 2012, which appear in Form 8-K/A of StarTek, Inc., dated August 10, 2015.

EKS&H LLLP

Denver, Colorado
August 10, 2015